Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars.)

TIM HORTONS CONTINUES MOMENTUM WITH ROBUST FOURTH

QUARTER SALES AND EARNINGS RESULTS

Quarterly dividend increased 23.5% to $0.21 per common share,

New share repurchase program of up to $200 million announced

Financial & Sales Highlights

	Q4 2011	Q4 2010	% Change	2011 Full Year	2010 Full Year	% Change
Total Revenues	$779.8	$643.5	21.2%	$2,853.0	$2,536.5	12.5%
Operating income (1)	$152.8	$461.6	N/M	$569.5	$872.2	N/M
Adjusted operating income (2)	$150.8	$131.7	14.5%	$567.8	$519.3	9.4%
Effective Tax Rate (3)	28.7%	16.6%		29.0%	23.7%
Net Income attributable to THI	$103.0	$377.1	N/M	$382.8	$624.0	N/M
Diluted Earnings Per Share (EPS)	$0.65	$2.19	N/M	$2.35	$3.58	N/M
Fully Diluted Shares	158.4	172.2	(8.0)%	162.6	174.2	(6.7)%

N/M—Not meaningful

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)

Fourth quarter and full-year 2010 operating income included a gain of $361.1 million from the sale of our 50% joint-venture interest in Maidstone Bakeries, offset in part by $30 million, related to the sale, allocated to our restaurant owners. Operating income for 2010 included earnings contributions from Maidstone Bakeries prior to the sale. Fourth quarter 2010 operating income included a net charge of $7.4 million, and $28.3 million for the full-year, from asset impairment and related restaurant closure costs.

(2)	Adjusted operating income is a non-GAAP measure. For additional details, please refer to “Detailed Information on non-GAAP Measure” and the reconciliation information in this release.
(3)	Fourth quarter and full-year 2010 effective tax rates were significantly lower compared to 2011 due primarily to a lower effective tax rate arising from the gain from the Maidstone Bakeries sale.

Same-Store Sales Growth (4)	Q4 2011	2011 Full Year
Canada	5.5%	4.0%
U.S.	7.2%	6.3%

(4)	Includes sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Same-store sales growth accelerated in both Canada and the U.S.
•	Fourth quarter adjusted operating income(2) increased 14.5%
•	Quarterly dividend increased 23.5% to $0.21 per common share
•	New share repurchase program of up to $200 million announced
•	New performance and financial targets released for 2012

OAKVILLE, ONTARIO, (February 23rd, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced its results for the fourth quarter and full-year ended January 1st, 2012.

“Our disciplined focus on responding to our guests’ needs, evolving our business and executing our growth strategies resulted in great momentum in the fourth quarter and a strong finish to the year. We are pleased with our system’s performance in persistently challenging operating conditions throughout 2011 and believe we have created a strong foundation on which we will continue to build,” said Paul House, Executive Chairman and President and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the fourth quarter of 2011 compared to the fourth quarter of 2010, unless otherwise noted. On a comparative basis, the fourth quarter of 2010 included a substantial gain from the sale of our 50% joint-venture interest in Maidstone Bakeries (the “Bakery”), which had a significant impact on earnings and other line items in that quarter.

We grew fourth quarter 2011 systemwide sales(5) by 9.2% on a constant currency basis. This performance benefited from strong same-store sales growth and continued implementation of our new restaurant development strategies.

Our total revenues increased 21.2%, to $779.8 million, compared to $643.5 million last year. In the fourth quarter of 2010, we allocated $30.0 million to our restaurant owners from the proceeds of the sale of our joint-venture interest in the Bakery, which reduced our revenues in the comparable fourth quarter of 2010. In addition, rents and royalties benefited from same-store sales growth and new restaurant openings. Distribution sales growth outpaced our system growth due to the continued impact of higher commodity costs and new products being delivered through our replacement Kingston distribution centre. Franchise fees were up significantly year-over-year due to a higher number of restaurant openings, resales and replacements.

In 2011, cost of sales increased 19.4% during the fourth quarter, reflecting systemwide sales growth and higher commodity costs, which contributed to higher distribution sales as noted previously. Cost of sales also included start-up costs associated with our new Kingston distribution centre.

Operating expenses grew modestly, increasing 3.3%, reflecting a higher number of restaurants, partially offset by the timing of certain expenses in the prior year. General and administrative expenses rose 6.6%, primarily due to higher salaries and benefits, and increased investments in U.S. marketing to grow our business. Increased costs in these areas were partially offset by lower year-over-year professional fees associated with strategic planning activities last year.

Fourth quarter operating income was $152.8 million compared to $461.6 million last year. For comparison purposes, operating income in the fourth quarter of 2010 included the net impacts from the Bakery sale and restaurant closure and impairment costs.

Absent these items, adjusted operating income grew 14.5% to $150.8 million compared to $131.7 million last year. (Adjusted operating income is a non-GAAP measure. See reconciliation to operating income, the nearest GAAP measure, below under “Detailed Information on non-GAAP Measure”). Our performance benefited from robust system sales growth and other factors described previously.

Fourth quarter net income attributable to THI was $103.0 million compared to $377.1 million in 2010. The factors affecting operating income comparisons between 2011 and 2010 also affected our net income. Net interest expense was also slightly higher this year compared to last year due to a shift in our debt to fixed rates and an increased number of capital leases in our system. The Bakery sale also contributed to a significantly lower effective tax rate of 16.6% in the fourth quarter of 2010 compared to 28.7% in the fourth quarter of 2011.

Diluted earnings per share (EPS) in the fourth quarter was $0.65 compared to $2.19 last year. Excluding the net impact of the Bakery sale and restaurant closure and impairment costs in the New England region in the prior year, EPS in the fourth quarter of last year would have been $0.52, representing a year-over-year increase of 25.8%. In addition to the factors affecting net income, fourth quarter EPS benefited from 8.0% fewer shares outstanding in the quarter compared to the same period last year due to the Company’s share repurchase activities, including deployment of the net proceeds from the sale of the Bakery to repurchase shares.

On a full-year basis, systemwide sales(5) increased 7.4% on a constant currency basis. Total revenues rose 12.5% to $2.85 billion compared to $2.54 billion last year. Our 2011 operating income was $569.5 million compared to $872.2 million, with the year-over-year decline driven by the Bakery impact, partially offset by the restaurant closure and impairment costs in the prior year. Net income attributable to THI in 2011 was $382.8 million. EPS for the full year was $2.35. This includes a $0.03 per share impact from the separation and other costs related to our former President and CEO. Our full-year EPS benefited from 6.7% fewer shares due to our share repurchase program. The effective tax rate for the full year was 29.0% compared to 23.7% last year.

Segmented Performance Commentary

Our Canadian and U.S. segments both delivered robust same-store sales growth during the fourth quarter, with positive growth in transactions and average cheque in both markets.

Canada

Fourth quarter same-store sales grew by 5.5% in our Canadian segment, significantly outpacing growth earlier in the year. Increases in average cheque due to product innovation and previous pricing in the system, and slightly positive same-store transactions growth, contributed to this strong performance. In addition, we benefited in the quarter from milder weather compared to the year-ago period.

We opened 79 restaurants in the fourth quarter, including 50 standard restaurants, 26 non-standard full-serve locations and 3 self-serve kiosks.

Canadian segment operating income was $159.4 million, compared to $478.0 million last year, with the significant year-over-year decrease reflecting the 2010 gain on the sale of the Bakery less the restaurant owner allocation. Absent the Bakery sale and related earnings impacts, operating income would have increased 9.9% year-over-year. Strong systemwide sales was the most significant factor contributing to our underlying performance, which also benefited from a property disposition, partially offset by higher general and administrative costs and lower coffee margins due primarily to prior favourability which reversed as anticipated because of the timing of coffee prices and underlying costs in our supply chain.

On a full-year basis, our Canadian segment increased same-store sales 4.0%, within our targeted range of 3% to 5%. We opened 175 restaurants in 2011, toward the higher end of our targeted range of 160-180 openings. Operating income in the segment for the full-year was $607.7 million, up 7.0% over the prior year absent the gain on the sale of the Bakery and related income impacts.

United States

Our U.S. segment had the strongest quarter of same-store sales growth since 2006, increasing 7.2% on top of 6.3% same-store sales growth it delivered in the same period of 2010.

We drove solid gains in average cheque from pricing previously in the system and product innovation, and same-store sales also benefited from transaction growth. We believe our continued momentum in the U.S. has benefited from our strategic focus on brand differentiation and awareness, product innovation, enhanced marketing and promotional initiatives and capital deployment to increase restaurant penetration in our core growth markets. We also benefited from milder weather compared to the fourth quarter of 2010.

A total of 70 new locations were opened in the fourth quarter of 2011, including 44 standard and non-standard full-serve locations and 26 self-serve kiosks, which are designed to increase brand penetration and convenience.

We had fourth quarter operating income of $5.6 million in the U.S. segment compared to an operating loss of $4.2 million last year. Last year’s results include the New England restaurant closure and impairment costs of approximately $7.4 million. Our underlying performance resulted from very strong systemwide sales growth, which benefited from higher rents, royalties and distribution income. Our topline growth was driven in part by increased investments we are making to enhance our advertising and marketing scale and reach.

In 2011 on a full-year basis, we grew same-store sales in the U.S. segment by 6.3%, our healthiest rate of growth since before the recessionary environment took hold, and ahead of our targeted range of 3% to 5% growth. We opened 114 locations in the U.S. in 2011, comprised of 30 standard full-serve restaurants, 42 full-serve non-standard locations and 42 self-serve kiosks, leveraging opportunities to significantly increase our brand penetration. We had targeted opening 70 to 90 full-serve restaurants.

The U.S. segment achieved record earnings in 2011 with $15.1 million (US$15.2 million) in operating income, approaching the top-end of our targeted range of US$13 million to US$16 million. Absent the restaurant closure and impairment charges recorded in 2010 and a related recovery in 2011, operating income would have increased $4.6 million over 2010, demonstrating continued progress and momentum in the business.

Internationally, we opened four restaurants in the fourth quarter as part of our international strategy, through our master licensee in the Gulf Cooperation Council, and five locations for the full- year.

Corporate Developments

Quarterly dividend payment increased 23.5% to $0.21 per common share

We are increasing our quarterly dividend by approximately 23.5%, to $0.21 per common share, within our 30% to 35% targeted payout range, reflecting our continued confidence in our cash flow generation ability. Accordingly, the Board has declared a quarterly dividend of $0.21 per common share payable on March 20th, 2012 to shareholders of record as of March 5th, 2012. Payout of future dividends and our targeted payout range remains subject to Board approval. Dividends declared will be paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

New share repurchase program of up to $200 million announced

Tim Hortons will commence a new share repurchase program for up to $200 million in common shares, not to exceed the regulatory maximum of 13,668,332 shares, representing 10% of the Company’s public float as of February 20th, 2012, as defined under the Toronto Stock Exchange (“TSX”) rules. The bid is planned to commence on March 5th, 2012 and is due to terminate on March 4th, 2013.

Subject to the negotiation and execution of a broker agreement, the Company’s common shares will be purchased under the program through a combination of a 10b5-1 automatic trading plan as well as at Management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Repurchases will be made through the facilities of the TSX (and/or other Canadian marketplaces), the New York Stock Exchange (“NYSE”), or by such other means as may be permitted by the TSX and/or the NYSE, and under applicable laws, including private agreements permitted under issuer bid exemption orders issued by a securities regulatory authority in Canada. Purchases made by way of private agreements under an issuer bid exemption order by a securities regulatory authority will be at a discount to the prevailing market price as provided in the exemption order.

There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, excluding purchases made by Tim Hortons under its current normal course issuer bid, based on the previous six completed calendar months, for a daily total of 103,928 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. Under the 2011 program, up to February 20th, 2012, Tim Hortons purchased 9,373,968 shares at an average net price of $45.94. As of February 20th, 2012, we had 157,430,411 common shares outstanding.

2012 Outlook

“Our ‘More than a Great Brand’ strategic plan is designed to deliver innovation to our guests, build upon our clear market leadership position and enable us to pursue new avenues of growth. In 2012, we will continue to invest in a focused manner to differentiate our business and deliver shareholder value,” said Paul House, Executive Chairman, and President and CEO.

The Company has established the following 2012 performance targets:

•	Diluted earnings per share (EPS) of $2.65 to $2.75.

•	2012 same-store sales growth of 3% to 5% in Canada and 4% to 6% in the U.S.

•	A total of 250 to 290 restaurant openings, including:

•	155 to 175 restaurant openings in Canada

•	80 to 100 full-serve restaurant openings in the U.S

•	Approximately 15 restaurant openings in the Gulf Cooperation Council

•

Capital expenditures between $220 million to $260 million. Our increased level of capital expenditures reflects enhanced design elements and continued restaurant development activity in both Canada and the U.S., and the Company’s share of investments to increase restaurant drive-thru capacity in Canada, including initiatives such as selectively implementing order station relocations, double-order stations and, double-lane drive-thrus. Our increased capital expenditures also reflect investments to accelerate renovations in Canada, which will feature more contemporary design elements similar to our new restaurant development sites.

•

In addition, our Canadian advertising fund will be investing up to $100 million to expand the use of digital menu boards in our Canadian restaurants in fiscal 2012 along with new drive-thru rotating menu boards. These expenditures will be funded primarily through third-party financing, which will be secured by the Canadian advertising fund’s assets. For accounting purposes, advertising funds are consolidated as variable interest entities, and as a result, will be reflected in our Consolidated Financial Statements.

•	Effective tax rate of approximately 28%.

These targets are for 2012 only, are forward-looking, and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. The operational objectives and financial outlook (collectively, “targets”) established for 2012 are based on accounting, tax and/or other regulatory or legislative rules in place at the time the targets were issued. The impact of future changes in accounting, tax and/or other regulatory or legislative rules that may or may not become effective in fiscal 2012, changes to our share repurchase activities, and accounting, tax, audit or other matters not contemplated at the time the targets were established that could affect our business, are not included in the determination of these targets.

Except as required by applicable securities laws, we do not intend to update our annual financial targets. These targets and our performance generally are subject to various risks and uncertainties (“risk factors”) which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our “risk factors,” set forth at the end of this release, and our Annual Report on Form 10-K for 2010 filed on February 25th, 2011 and our Annual Report on Form 10-K for 2011 (expected to be filed on or about February 27th, 2012).

Annual and Special Meeting of Shareholders

The Board of Directors has set a record date of March 15th, 2012 for the annual and special meeting of shareholders. The meeting will be held on Thursday, May 10th at 10:30 a.m. EDT at the School of Hospitality Management, Ryerson University, 55 Dundas Street West, 7th Floor Auditorium in Toronto, Ontario.

Tim Hortons conference call today at 2:30 p.m. (EST) Thursday, February 23rd, 2012

Tim Hortons will host a conference call today to discuss the fourth quarter and year-end results, scheduled to begin at 2:30 p.m. (EST). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A presentation supporting the call will be available at this website under the Events and Presentations section. A replay of the call will be available until March 1st, 2012 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21575057. The call will also be archived for a period of one year in the Events and Presentations section of the Company’s investor website.

Detailed Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. As applicable, adjusted operating income deducts the gain on the sale of our interest in the Bakery which was sold in the fourth quarter of fiscal 2010, and 100% of operating income and other Bakery related adjustments, and adds back the $30.0 million allocation to restaurant owners, and the impact of the net asset impairment charge and closure costs, as applicable, specific to the New England region in the U.S. (see (a) below). Adjusted operating income also excludes the 2011 impact of the former CEO separation agreement and related costs.

Management uses adjusted operating income to assist in the evaluation of year-over-year performance, and believes that it will be helpful to investors as a measure of underlying growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of adjusted operating income

($ in millions, all numbers rounded)

	Q4 2011	Q4 2010	2011	2010
Operating income	$152.8	$461.6	$569.5	$872.2
Add: CEO Separation Agreement	—		6.3	—
Add: Restaurant owner allocation	—	30.0	—	30.0
Add: Net asset impairment and closure costs (a)	—	7.4	0.4	28.3
Less: Amortization of Bakery supply agreement	(2.1)	(1.3)	(8.3)	(1.3)
Less: Gain on sale of our interest in Bakery	—	(361.1)	—	(361.1)
Less: Bakery operating income (b)	—	(4.9)	—	(48.9)

Adjusted operating income (c)	$150.8	$131.7	$567.8	$519.3

(a)	The Net asset impairment and closure costs charge of $0.4 million in fiscal 2011 included an asset impairment charge related to the Portland market of $1.9 million, of which $0.9 million related to variable interest entities (“VIEs”), net of a $1.5 million recovery of previously accrued closure costs. In fiscal 2010, the net asset impairment and closure costs related to our Portland, Providence and Hartford markets in the New England region of our U.S. operations.
(b)	The Bakery operating income included income only in October of the fourth quarter of 2010, and for the first 10 months of fiscal 2010, prior to the sale.
(c)	Includes operating income for non-owned restaurants that we consolidate as VIEs of $1.1 million and $0.8 million for the fourth quarter of 2011 and 2010, respectively, and $3.5 million and $2.1 million in fiscal 2011 and fiscal 2010, respectively. Approximately 0.2% of adjusted operating income growth in the fourth quarter, and 0.5% of the growth in fiscal year 2011 were related to VIEs.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, including as they relate to the Company’s strategy, execution focus, the 2012 performance targets and intentions regarding the number of shares that may be purchased under the Company’s share repurchase programs, constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2010 Annual Report on Form 10-K, filed February 25th, 2011, and our 2011 Annual Report on Form 10-K expected to be filed on or about February 27th, 2012, with the U.S. Securities and Exchange Commission and Canadian Securities Administrators could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; cost and availability of commodities; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose.

We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(5)

Total systemwide sales growth includes restaurant-level sales at both Company and Franchised restaurants. 99.6% of our consolidated system is franchised as at January 1st, 2012. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2011, systemwide sales on a constant currency basis increased 9.2% compared to the fourth quarter of 2010. Full-year systemwide sales increased 7.4% on a constant currency basis. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales growth provides meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules); however, franchised restaurant sales result in royalties and rental revenues, which are included in our franchise revenues, and also supports growth in distribution sales.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 1st, 2012, Tim Hortons had 4,014 systemwide restaurants, including 3,295 in Canada, 714 in the United States and 5 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

	(Unaudited)

	Fourth Quarter Ended
	January 1, 2012	January 2, 2011	$ Change	% Change
REVENUES
Sales	$548,147	$436,952	$111,195	25.4%
Franchise revenues:
Rents and royalties	191,042	174,236	16,806	9.6%
Franchise fees	40,600	32,313	8,287	25.6%

	231,642	206,549	25,093	12.1%

TOTAL REVENUES	779,789	643,501	136,288	21.2%

COSTS AND EXPENSES
Cost of sales	484,728	406,054	78,674	19.4%
Operating expenses	66,494	64,360	2,134	3.3%
Franchise fee costs	37,031	28,630	8,401	29.3%
General and administrative expenses	42,735	40,093	2,642	6.6%
Equity (income)	(3,566)	(3,617)	51	(1.4%)
Asset impairment and closure costs, net	0	7,410	(7,410)	n/m
Other (income), net	(481)	5	(486)	n/m

TOTAL COSTS AND EXPENSES, NET	626,941	542,935	84,006	15.5%

Gain on sale of interest in Maidstone Bakeries	0	361,075	(361,075)	n/m

OPERATING INCOME	152,848	461,641	(308,793)	(66.9%)
Interest (expense)	(7,754)	(7,845)	91	(1.2%)
Interest income	862	1,570	(708)	(45.1%)

INCOME BEFORE INCOME TAXES	145,956	455,366	(309,410)	(67.9%)
INCOME TAXES	41,861	75,448	(33,587)	(44.5%)

Net Income	104,095	379,918	(275,823)	(72.6%)
Net income attributable to noncontrolling interests	1,142	2,797	(1,655)	(59.2%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$102,953	$377,121	$(274,168)	(72.7%)

Basic earnings per common share attributable to Tim Hortons Inc.	$0.65	$2.19	$(1.54)	(70.3%)

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.65	$2.19	$(1.54)	(70.3%)

Weighted average number of common shares outstanding—Basic (in thousands)	157,948	172,024	(14,076)	(8.2%)

Weighted average number of common shares outstanding—Diluted (in thousands)	158,447	172,247	(13,800)	(8.0%)

Dividends per common share	$0.17	$0.13	$0.04

n/m—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Year Ended
	January 1, 2012	January 2, 2011	$ Change	% Change
REVENUES
Sales	$2,012,170	$1,755,244	$256,926	14.6%
Franchise revenues:
Rents and royalties	733,217	687,039	46,178	6.7%
Franchise fees	107,579	94,212	13,367	14.2%

	840,796	781,251	59,545	7.6%

TOTAL REVENUES	2,852,966	2,536,495	316,471	12.5%

COSTS AND EXPENSES
Cost of sales	1,774,107	1,527,405	246,702	16.2%
Operating expenses	259,098	246,335	12,763	5.2%
Franchise fee costs	104,884	91,743	13,141	14.3%
General and administrative expenses	161,444	147,300	14,144	9.6%
Equity (income)	(14,354)	(14,649)	295	(2.0%)
Asset impairment and closure costs, net	372	28,298	(27,926)	n/m
Other (income), net	(2,060)	(1,100)	(960)	n/m

TOTAL COSTS AND EXPENSES, NET	2,283,491	2,025,332	258,159	12.7%

Gain on sale of interest in Maidstone Bakeries	0	361,075	(361,075)	n/m

OPERATING INCOME	569,475	872,238	(302,763)	(34.7%)
Interest (expense)	(30,000)	(26,642)	(3,358)	12.6%
Interest income	4,127	2,462	1,665	67.6%

INCOME BEFORE INCOME TAXES	543,602	848,058	(304,456)	(35.9%)
INCOME TAXES	157,854	200,940	(43,086)	(21.4%)

Net Income	385,748	647,118	(261,370)	(40.4%)
Net income attributable to noncontrolling interests	2,936	23,159	(20,223)	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$382,812	$623,959	$(241,147)	(38.6%)

Basic earnings per common share attributable to Tim Hortons Inc.	$2.36	$3.59	$(1.23)	(34.3%)

Diluted earnings per common share attributable to Tim Hortons Inc.	$2.35	$3.58	$(1.23)	(34.4%)

Weighted average number of common shares outstanding—Basic (in thousands)	162,145	174,035	(11,890)	(6.8%)

Weighted average number of common shares outstanding—Diluted (in thousands)	162,597	174,215	(11,618)	(6.7%)

Dividends per common share	$0.68	$0.52	$0.16

n/m—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	January 1,	January 2,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$126,497	$574,354
Restricted cash and cash equivalents	130,613	67,110
Restricted investments	0	37,970
Accounts receivable, net	173,667	182,005
Notes receivable, net	10,144	12,543
Deferred income taxes	5,281	7,025
Inventories and other, net	136,999	100,712
Advertising fund restricted assets	37,765	27,402

Total current assets	620,966	1,009,121
Property and equipment, net	1,463,765	1,373,670
Intangible assets, net	4,544	5,270
Notes receivable, net	3,157	3,811
Deferred income taxes	12,197	13,730
Equity investments	43,014	44,767
Other assets	56,307	31,147

Total assets	$2,203,950	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars, except share data)

	As at
	January 1,	January 2,
	2012	2011
	(Unaudited)
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$177,918	$142,444
Accrued liabilities:
Salaries and wages	23,531	20,567
Taxes	26,465	65,654
Other	179,315	209,663
Deferred income taxes	0	2,205
Advertising fund restricted liabilities	59,420	41,026
Current portion of long-term obligations	10,001	9,937

Total current liabilities	476,650	491,496

Long-term obligations
Long-term debt	352,426	344,726
Capital leases	94,863	82,685
Deferred income taxes	4,608	8,237
Other long-term liabilities	120,970	111,930

Total long-term obligations	572,867	547,578

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares, Issued: 157,814,980 and 170,664,295 shares, respectively	447,558	484,050
Common shares held in trust, at cost: 277,189 and 278,082 shares, respectively	(10,136)	(9,542)
Contributed surplus	6,375	0
Retained earnings	836,968	1,105,882
Accumulated other comprehensive loss	(128,217)	(143,589)

Total equity of Tim Hortons Inc.	1,152,548	1,436,801
Noncontrolling interests	1,885	5,641

Total equity	1,154,433	1,442,442

Total liabilities and equity	$2,203,950	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year Ended
	January 1, 2012	January 2, 2011
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$385,748	$647,118
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	115,869	118,385
Asset impairment	1,850	18,352
Stock-based compensation expense	17,323	14,263
Amortization of Maidstone Bakeries’ supply contract	(8,253)	(1,325)
Deferred income taxes	(5,433)	1,285
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(63,264)	(6,920)
Accounts receivable	2,099	(10,923)
Inventories and other	(32,057)	(29,275)
Accounts payable and accrued liabilities	349	104,829
Taxes	(39,197)	40,715
Gain on sale of interest in Maidstone Bakeries	0	(361,075)
Other, net	16,433	(9,885)

Net cash provided from operating activities	391,467	525,544

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures (including Advertising Fund)	(181,267)	(132,912)
Purchase of restricted investments	0	(37,832)
Proceeds from sale of restricted investments	38,000	20,240
Proceed from sale of interest in Maidstone Bakeries	0	475,000
Cash and cash equivalents of Maidstone Bakeries divested	0	(30,411)
Other investing activities	(9,460)	1,934

Net cash (used in) provided from investing activities	(152,727)	296,019

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of common shares	(572,452)	(242,595)
Dividend payments to common shareholders	(110,187)	(90,304)
Distributions, net to noncontrolling interests	(6,692)	(22,524)
Proceeds from issuance of debt, net of issuance costs	3,699	300,823
Princial payments on other long-term debt obligations	(8,586)	(307,023)
Other financing activities	6,398	(4,005)

Net cash used in financing activities	(687,820)	(365,628)

Effect of exchange rate changes on cash	1,223	(3,234)

(Decrease) Increase in cash and cash equivalents	(447,857)	452,701
Cash and cash equivalents at beginning of year	574,354	121,653
Cash and cash equivalents at end of year	$126,497	$574,354

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	Fourth Quarter Ended
	January 1, 2012	January 2, 2011 (7)
REVENUES
Canada (1)	$649,558	$545,469
U.S.	48,147	31,695

Total reportable segments	697,705	577,164
Variable interest entities (2)	82,084	66,337

Total	$779,789	$643,501

SEGMENT OPERATING INCOME (LOSS)
Canada (1)(2)	$159,406	$477,999
U.S. (3)(4)	5,614	(4,219)

Reportable segment operating income	165,020	473,780
Variable interest entities (2)(5)	1,148	3,279
Corporate charges (6)	(13,320)	(15,418)

Consolidated operating income	152,848	461,641
Interest, net	(6,892)	(6,275)
Income taxes	(41,861)	(75,448)

Net income	104,095	379,918
Net income attributable to noncontrolling interests	1,142	2,797

Net income attributable to Tim Hortons Inc.	$102,953	$377,121

	Fourth Quarter Ended
	January 1, 2012	January 2, 2011	$ Change	% Change
Sales is comprised of:
Distribution sales (1)	$460,465	$364,960	$95,505	26.2%
Company-operated restaurant sales	5,598	5,661	(63)	(1.1)%
Sales from variable interest entities	82,084	66,331	15,753	23.7%

	$548,147	$436,952	$111,195	25.4%

*	See footnotes on YTD page, only one set of footnotes are used in the press release

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	Year Ended
	January 1, 2012	January 2, 2011 (7)
REVENUES
Canada (1)	$2,414,069	$2,114,419
U.S.	156,513	123,116

Total reportable segments	2,570,582	2,237,535
Variable interest entities (2)	282,384	298,960

Total	$2,852,966	$2,536,495

SEGMENT OPERATING INCOME (LOSS)
Canada (1)(2)	$607,749	$916,877
U.S. (3)(4)	15,106	(18,363)

Reportable segment operating income	622,855	898,514
Variable interest entities (2)(5)	3,531	26,534
Corporate charges (6)	(56,911)	(52,810)

Consolidated operating income	569,475	872,238
Interest, net	(25,873)	(24,180)
Income taxes	(157,854)	(200,940)

Net income	385,748	647,118
Net income attributable to noncontrolling interests	2,936	23,159

Net income attributable to Tim Hortons Inc.	$382,812	$623,959

	Year Ended
	January 1, 2012	January 2, 2011	$ Change	% Change
Sales is comprised of:
Distribution sales (1)	$1,705,692	$1,434,104	$271,588	18.9%
Company-operated restaurant sales	24,094	22,186	1,908	8.6%
Sales from variable interest entities	282,384	298,954	(16,570)	(5.5)%

	$2,012,170	$1,755,244	$256,926	14.6%

(1)

Includes $361.1 million gain on sale of the Company’s 50% joint-venture interest in Maidstone Bakeries, partially offset by $30.0 million related to the amount committed to restaurant owners in 2010, which was recorded as a reduction in revenues.

(2)

The Company’s chief decision maker viewed and evaluated the performance of the Canadian segment with Maidstone Bakeries accounted for on an equity accounting basis, which reflects 50% of Maidstone Bakeries’ operating income. As a result, the net revenues and the remaining 50% of operating income of Maidstone Bakeries up to October 29, 2010, the date of disposition, were included in the variable interest entities (“VIEs”) line above ($2.5 million for fourth quarter 2010 and $24.4 million in fiscal 2010), along with revenues and operating income or loss from our non-owned consolidated restaurants.

(3)

Includes asset impairment charges of $1.0 million in 2011 which primarily reflects current real estate values in the Company’s Portland market. In addition, approximately $1.5 million of accrued closure costs were reversed upon the substantial conclusion of closure activities related to the New England region. Both of these items are included in Asset impairment and closure costs, net on the Consolidated Statement of Operations.

(4)

Includes asset impairment charge and closure costs of $7.4 million and $28.3 million in Q4 and YTD periods of 2010 related to the Company’s Portland, Providence and Hartford markets, which were determined to be impaired.

(5)	Includes an asset impairment charge of $0.9 million in 2011 related to VIEs in the Portland market.
(6)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Irish, United Kingdom and GCC International operations, which continue to be managed corporately. In addition, the year-to-date period of 2011 includes $6.3 million of severance charges, advisory fees, and related costs and expenses related to the separation agreement with the Company’s former President and Chief Executive Officer.

(7)

Beginning in 2011, we have modified certain allocation methods resulting to changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate charges rather than in the Canadian operating segment. This change has been consistently applied for all comparative periods.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at January 1, 2012	As at January 2, 2011	Increase/ (Decrease) From Prior Year
Canada
Company-operated	10	16	(6)
Franchised—self-serve kiosks	119	112	7
Franchised—standard and non-standard	3,166	3,020	146

Total	3,295	3,148	147
% Franchised	99.7%	99.5%
U.S.
Company-operated	8	4	4
Franchised—self-serve kiosks	164	123	41
Franchised—standard and non-standard	542	475	67

Total	714	602	112
% Franchised	98.9%	99.3%
International
Franchised—standard	5	0	5

Total	5	0	5
% Franchised	100.0%	n/a
Total system
Company-operated	18	20	(2)
Franchised—self-serve kiosks	283	235	48
Franchised—standard and non-standard	3,713	3,495	218

Total	4,014	3,750	264

% Franchised	99.6%	99.5%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants or retailers for which we manage the supply chain logistics, which we include in distribution sales. Sales also include sales from Company-operated restaurants, sales from certain non-owned restaurants that are consolidated as VIEs and sales from our previously held Maidstone Bakeries joint venture, which we consolidated as a VIE prior to the sale of our interest.

Rents and royalties	Includes royalties and rental revenues paid to us by restaurant owners, net of relief.

Franchise fees	Includes the revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a restaurant owner’s business. Franchisee fees for U.S. restaurant owners that had participated in our franchise incentive program (“FIP”) are subject to certain revenue recognition criteria. Also included are revenues related to master license agreements.

Cost of sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that we consolidate as VIEs as well as cost of sales from our previously held Maidstone Bakeries joint venture, which we consolidated as a VIE prior to the sale of our interest.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation). Also included are certain operating expenses related to our distribution business such as order entry system connectivity costs and utilities.

Franchise fee costs	Includes cost of equipment sold to restaurant owners as part of the commencement of their restaurant business, as well as training and other costs necessary to facilitate a successful restaurant opening. Franchisee fee costs for U.S. restaurant owners that had participated in our FIP are subject to certain revenue recognition criteria.

General and administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Equity (income)	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Asset Impairment and Closure Costs	Represents non-cash charges relating to the impairment of long-lived assets. It also includes costs related to certain restaurant closures, such as those in the New England region, which result from strategic reviews.

Other (Income) expense, net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of our previously held Maidstone Bakeries joint venture and certain non-owned restaurants that are consolidated as VIEs.